Exhibit 99

FOR IMMEDIATE RELEASE

AT THE COMPANY	FRB / WEBER SHANDWICK
Dan Bevevino	Joe Calabrese	Julie Tu
Vice President & CFO	General Contact	Analyst Information
(724) 387-5235	(212) 445-8434	(212) 445-8456

Respironics to Consolidate Acquired Product Lines and Functions

MURRYSVILLE, Pa., Apr 11, 2003 /PRNewswire-FirstCall via COMTEX/ — Respironics, Inc. (Nasdaq: RESP) today announced that it will be consolidating product manufacturing activities and other support functions from the Company’s Hospital Division’s Wallingford, Connecticut plant to its Carlsbad, California location. This decision represents the final step in the Company’s integration of Novametrix Medical Systems, Inc., which Respironics acquired on April 12, 2002. The relocation will allow the company to standardize its manufacturing support and engineering functions at the Carlsbad plant, will enable the Wallingford facility to concentrate on new product research and development, and will improve the overall efficiency of the Hospital Division. The company expects that the relocation process will be take place over a one- year period.

The savings associated with these moves, expected to be in excess of $2.5 million annually on a pre-tax basis, will be redirected towards research and development and marketing initiatives in certain of the Company’s key product lines and markets. The relocation activities are expected to result in restructuring and integration expenses of approximately $8.0 million on a pre-tax basis to be incurred over the one-year period that the relocation takes place. These costs relate primarily to employee retention and transition benefits, changes to existing manufacturing processes, and other costs associated with the relocation and transition process.

The Company is communicating these changes to its workforces today and will be reviewing the rationale for these changes as well as its earnings results on its previously scheduled April 24, 2003 conference call. The Company expects to report earnings for the third quarter of fiscal year 2003 in line with its previous guidance.

As previously announced on October 23, 2002 the Company is also relocating several of its smaller product lines and related support functions from the company’s Homecare Division’s Kennesaw, Georgia plant to its Murrysville, Pennsylvania location. The relocation of these manufacturing operations is moving forward as planned and is expected to be complete by June 30, 2003.

Respironics, the global resource in the respiratory medical device industry, provides innovative and unique programs to health care providers while helping them to grow and manage their business efficiently and to clinicians seeking the best products and services to enhance the quality of patient care.

The company’s focus is on home care, hospital and international markets, providing programs that manage sleep disordered breathing, chronic respiratory diseases, asthma, allergies and sinusitis, infant jaundice and apnea, heart failure and restrictive lung disorders. Globally positioned, the company employs more than 2,500 individuals worldwide and has manufacturing facilities in several domestic and international locations. Further information on Respironics can be found on its Web site: www.respironics.com.

Forward-Looking Statement

This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry, third-party reimbursement policies and practices, effectiveness of programs, future sales and growth of markets, acceptance of the company’s products and Power Programs(TM), new product development, anticipated cost savings and regulatory requirements, anticipated results from acquisitions, foreign operations, growth rates of foreign markets, and anticipated levels of earnings and revenues, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the company’s financial results are included in the reports filed with the SEC, including the reports on Form 10- K, 10-Q and 8-K.